Exhibit 10.1

TO:	Diane Kayser
FROM:	Ron Elliot
DATE:	September 13, 2005
RE:	Separation Agreement

This confirms the agreement (the “Agreement”) between Excelligence Learning Corporation (the “Company”) and you regarding the terms of your separation from the Company. This Agreement (except for paragraph 1, which is effective immediately) will become effective on the eighth (8) day after you have signed the agreement (the “Effective Date”), unless you revoke the Agreement within the period set forth in paragraph 5.d below, in which case the Agreement, and the parties’ obligations hereunder, will be null and void.

1. Resignation of Employment. You have voluntarily resigned your employment with the Company, effective immediately. Your Employment Agreement, dated June 18, 2004 (the “Employment Agreement”), is hereby terminated; provided that you confirm that you have at all times complied with the confidentiality provisions of Section 18 of your Employment Agreement and will continue to do so in the future. You shall no longer be entitled to participate in the Company’s employee benefit programs or group insurance plans, except to the extent provided by COBRA.

2. Cancellation of Stock Options. All unvested options to purchase the Company’s common stock that have been issued to you under the Company’s 2001 Amended and Restated Stock Option and Incentive Plan are hereby canceled.

3. Severance Compensation. The Company will pay you $120,000 (less withholdings and other deductions required by law) as severance compensation, payable as follows: 25% on the Effective Date; 25% on the Company’s first regular pay date in October 2005; and 50% on the Company’s first regular pay date in January 2006. You acknowledge that the Company’s promise to pay you severance is separate and apart from any accrued, unpaid wages to which you may otherwise be entitled, which will be paid to you unconditionally on your termination date.

4. Indemnification. The Company shall indemnify and defend you against any claims, investigations or lawsuits arising out of the duties you performed during your employment with the Company to the extent required by law or as provided generally to other officers or directors of the Company pursuant to its bylaws, articles of incorporation, resolutions and/or insurance policies. In the event that the Company advances any legal fees on your behalf, the Company shall have the right to select your defense counsel and direct the defense and/or litigation, including make any decisions regarding strategy and settlement; provided that the Company shall consult with you in good faith regarding the selection of counsel.

5. Release of Claims.

a. Release of Claims By Kayser. You hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, its shareholders, employees, officers, directors, agents, representatives and insurers, from any and all claims, actions, lawsuits, causes of action and rights of any nature whatsoever, known or unknown, (“Claims”), which you now have or may later have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date, including, but not limited to, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or the termination of your employment, including, but not limited to, any Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, and/or any other local, state or federal law governing discrimination in employment and/or wages and benefits. Notwithstanding anything herein to the contrary, this release shall not apply to any right you may have to an indemnification or a defense under the law or the Company’s bylaws.

b. Release of Claims By the Company. The Company hereby releases and forever discharges you from any and all Claims which it now has or may later have against you by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date. Notwithstanding anything herein to the contrary, this release shall not apply to any right that the Company may have against you for indemnification in the event that any claims or lawsuits are asserted against the Company arising from or relating to any actual or alleged conduct by you during your employment with the Company and where the Company is not otherwise obligated to indemnify you as set forth in paragraph 4, above.

c. EACH PARTY ACKNOWLEDGES THAT SHE/IT IS AWARE OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH STATES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY ALTERED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF THIS CODE SECTION, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE/IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

d. In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

i) You have the right to consult with an attorney before signing this Agreement;

ii) You have twenty-one (21) days to consider this Agreement; and

iii) You have seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective, and you will not receive any of the separation benefits, until that revocation period has expired.

6. Return of Company Property. You represent and warrant that you have returned to the Company any and all files, equipment and other materials belonging to the Company that you had in your possession; provided that, if you have any such remaining items in your possession as of this date, you agree to return them to the Company no later than the Effective Date.

7. Non-Solicitation of Employees. You agree that you will not, either directly or indirectly, solicit or encourage any of the Company’s employees or contractors to terminate their employment or engagement with the Company or seek or accept employment or engagement with any other person or entity, nor will you disclose any non-public information about any such employee or contractor to any other person or entity, except to the extent required by law or subpoena.

8. Cooperation with Company. You agree reasonably to cooperate with the Company and its representatives as may reasonably be requested from time to time to address any matters that may arise relating to the duties you performed during your employment, including, without limitation, providing information regarding the status of pending projects, and information and/or testimony necessary to address any future claims, audits, investigations or other matters that may arise involving the Company.

9. Non-Disparagement. You agree not to disparage or otherwise publish or communicate negative statements or opinions about the Company or its affiliates or their respective directors, officers and employees in any way; except that the foregoing shall not prohibit you from testifying truthfully to the extent required by law or subpoena. Similarly, the Company’s directors and officers agree to refrain from publicly disparaging or making negative statements regarding you; except that the foregoing shall not prohibit any such director or officer from testifying truthfully to the extent required by law or subpoena.

10. No Workplace Injury. You represent and warrant that you have not suffered any physical or emotional injury arising from your employment with the Company or termination of employment, do not intend to file any claim for benefits under the worker’s compensation laws nor are you eligible for any such benefits.

11. Arbitration. In the event that there shall be a dispute between the parties arising out of or relating to this Agreement or the breach thereof, other than your confidentiality obligations under Section 18 of your Employment Agreement, the parties agree that such dispute shall be resolved by final and binding arbitration before a sole arbitrator in Monterey, California administered by the American Arbitration Association (“AAA”) in accordance with AAA’s Labor Arbitration Rules then in effect. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The prevailing party in any legal action (including arbitration) shall be entitled to recover any and all reasonable attorneys’ fees and other costs reasonably incurred in connection therewith.

12. Miscellaneous Provisions.

a. You shall keep the terms of this Agreement strictly confidential and shall not disclose the terms of this Agreement to any other persons or entities unless required by law, except that you may disclose the terms of this Agreement to (as the case may be) your spouse, immediately family members and tax and legal advisors after such persons have been advised in advance that the terms of this Agreement are confidential.

b. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

c. This Agreement represents the sole and entire agreement between the parties with respect to the subject matters contained herein and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions between you and the Company with respect to the subject matters contained herein.

d. No provision of this Agreement may be altered, modified or amended unless such alteration, modification, or amendment is agreed to in writing and signed by you on the one hand and a duly authorized representative of the Company on the other, which writing expressly states the intent of the parties to modify this Agreement.

e. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not effect the construction of this Agreement.

f. Both you and the Company understand and agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by either party.

g. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

h. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

i. You acknowledge and agree that the compensation, benefits, and other matters addressed in this Agreement may have tax ramifications to you. Neither the Company nor its affiliates have provided any tax or other advice to you on such matters, and you have, to the extent you deem appropriate, consulted your tax advisors with respect to such matters.

j. YOU ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

k. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS, AND AGREE TO

THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS. YOU HAVE CONSULTED WITH COUNSEL AND RECEIVED INDEPENDENT LEGAL ADVICE IN THE NEGOTIATION OF THIS AGREEMENT.

Date: September 13, 2005	Excelligence Learning Corporation a Delaware corporation

	By:	/s/ Ron Elliott
Ron Elliott
Its: Chief Executive Officer

Date: September 13, 2005	Diane Kayser

/s/ Diane Kayser